Exhibit 4.8

SECOND SUPPLEMENTAL INDENTURE

This Second Supplemental Indenture (this “Second Supplemental Indenture”), dated as of October 9, 2020, between Sotera Health Holdings, LLC (the “Issuer”) and Wilmington Trust, National Association, as trustee (the “Trustee”) and as collateral agent (the “Second Lien Notes Collateral Agent”).

W I T N E S S E T H

WHEREAS, each of Sotera Health Holdings, LLC and the Notes Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (as supplemented by that certain First Supplemental Indenture, dated as of July 31, 2020, among the Issuer, the Additional Guarantors party thereto, the Trustee and the Second Lien Notes Collateral Agent, and as further amended or supplemented, the “Indenture”), dated as of December 13, 2019, providing for the issuance of Senior Secured Second Lien Floating Rate Notes due 2027 (the “Notes”);

WHEREAS, pursuant to Section 9.01(1) of the Indenture, each of the Trustee and the Second Lien Notes Collateral Agent is authorized to execute and deliver this Second Supplemental Indenture without the consent of Holders in order to cure any ambiguity, omission, mistake, defect or inconsistency.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1)	Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)	Amendment to “Test Period” Definition. The definition of “Test Period” in Section 1.01 of the Indenture is hereby deleted in its entirety and replaced with the following:

“Test Period” means, at any date of determination, the most recent twelve consecutive months of the Issuer ended on or prior to such time, in respect of which the financial information necessary to calculate the relevant ratio is internally available.

(3)	Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(4)

Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent one and the same agreement. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture and signature pages for all purposes.

(5)	Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(6)

The Trustee and the Second Lien Notes Collateral Agent. Neither the Trustee nor the Second Lien Notes Collateral Agent makes any representation or warranty as to the validity or sufficiency of this Second Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

(7)

Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby and shall be deemed to be parties to the Indenture.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first above written.

SOTERA HEALTH HOLDINGS, LLC

By:	/s/ Scott J. Leffler
Name: Scott J. Leffler
Title: Chief Financial Officer & Treasurer

[Signature Page to Second Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ W. Thomas Morris II
Name: W. Thomas Morris II
Title: Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Second Lien Notes Collateral Agent

By:	/s/ W. Thomas Morris II
Name: W. Thomas Morris II
Title: Vice President

[Signature Page to Second Supplemental Indenture]